UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 10, 2012

SABRA HEALTH CARE REIT, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-34950	27-2560479
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18500 Von Karman, Suite 550 Irvine, CA	92612
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number including area code: (888) 393-8248

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.
On February 10, 2012, Sabra Health Care REIT, Inc., a Maryland corporation (“Sabra”), Sabra Health Care Limited Partnership, a Delaware limited partnership of which Sabra is the sole general partner (the “Operating Partnership”), and certain subsidiaries of the Operating Partnership (together with the Operating Partnership, the “Borrowers”) entered into a First Amendment to Credit Agreement to the existing Credit Agreement dated November 3, 2010 (the “Existing Credit Agreement” and, as amended by the First Amendment to Credit Agreement, the “Amended Credit Agreement”) with Bank of America, N.A. and the lenders referred to therein.
Pursuant to the Existing Credit Agreement, the lenders under that agreement had provided for up to a $100.0 million senior secured revolving credit facility secured by, among other things, a first priority lien against certain of the properties owned by certain of Sabra's subsidiaries. The Amended Credit Agreement increases the borrowing capacity from $100.0 million to $200.0 million (up to $20.0 million of which may be utilized for letters of credit) and includes an accordion feature that allows the Borrowers to increase borrowing availability up to an additional $150.0 million, subject to certain terms and conditions. Borrowing availability under the Amended Credit Agreement is subject to a borrowing base calculation based on, among other factors, the lesser of (i) the mortgageability cash flow (as such term is defined in the Amended Credit Agreement) or (ii) the appraised value, in each case of the properties securing the Amended Credit Agreement. As of the date of the Amended Credit Agreement, the entire $200.0 million was available for borrowing. Borrowing availability under the Amended Credit Agreement terminates, and all borrowings mature, on February 10, 2015, subject to a one-year extension option.
Borrowings under the Amended Credit Agreement bear interest on the outstanding principal amount at a rate equal to an applicable percentage plus, at the Borrowers' option, either (a) LIBOR or (b) a base rate determined as the greater of (i) the federal funds rate plus 0.5%, (ii) the prime rate, and (iii) one-month LIBOR plus 1.0% (the “Base Rate”). The applicable percentage for borrowings will vary based on the Consolidated Leverage Ratio, as defined in the Amended Credit Agreement, and will range from 2.00% to 3.00% per annum for borrowings at the Base Rate and 3.00% to 4.00% per annum for LIBOR-based borrowings. In addition, the Borrowers are required to pay a facility fee to the lenders equal to between 0.35% and 0.50% per annum based on the amount of unused borrowings under the Amended Credit Agreement.
The Amended Credit Agreement also requires that Sabra, through the Borrowers, comply with specified financial covenants, which include a maximum leverage ratio, minimum fixed charge coverage ratio and a minimum tangible net worth requirement.
The foregoing summary of the Amended Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Existing Credit Agreement (incorporated herein by reference to Exhibit 10.4 of the Current Report on Form 8-K filed by Sabra on November 5, 2010) as amended by the First Amendment to Credit Agreement (a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference).

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 7.01	Regulation FD Disclosure.
On February 13, 2012, Sabra issued a press release announcing its entry into the First Amendment to Credit Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

10.1
First Amendment to Credit Agreement, dated February 10, 2012, among Sabra Health Care Limited Partnership, Sabra Idaho, LLC, Sabra California II, LLC, Oakhurst Manor Nursing Center LLC, Sunset Point Nursing Center LLC, Sabra New Mexico, LLC, Sabra Ohio, LLC, Sabra Kentucky, LLC, Sabra NC, LLC, Sabra Connecticut II LLC, West Bay Nursing Center LLC, Orchard Ridge Nursing Center LLC, Connecticut Holdings I, LLC, Sabra Health Care Delaware, LLC, Sabra Texas Properties, L.P., as Borrowers, Sabra Health Care REIT, Inc., as REIT Guarantor, the other guarantors party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent, swing line lender and L/C issuer.

99.1	Press Release of Sabra Health Care REIT, Inc., dated February 13, 2012.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SABRA HEALTH CARE REIT, INC.

/S/ HAROLD W. ANDREWS, JR.
Name:	Harold W. Andrews, Jr.
Title:	Executive Vice President, Chief Financial Officer and Secretary
Dated: February 13, 2012

EXHIBIT INDEX

Exhibit Number	Description
10.1
First Amendment to Credit Agreement, dated February 10, 2012, among Sabra Health Care Limited Partnership, Sabra Idaho, LLC, Sabra California II, LLC, Oakhurst Manor Nursing Center LLC, Sunset Point Nursing Center LLC, Sabra New Mexico, LLC, Sabra Ohio, LLC, Sabra Kentucky, LLC, Sabra NC, LLC, Sabra Connecticut II LLC, West Bay Nursing Center LLC, Orchard Ridge Nursing Center LLC, Connecticut Holdings I, LLC, Sabra Health Care Delaware, LLC, Sabra Texas Properties, L.P., as Borrowers, Sabra Health Care REIT, Inc., as REIT Guarantor, the other guarantors party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent, swing line lender and L/C issuer.

99.1	Press Release of Sabra Health Care REIT, Inc., dated February 13, 2012.